Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
5 a.m. EDT, November 3, 2011

Media Contact:	Investor Contact:
Gail Baker	Bill Valach
Director, Corporate Communications	Director, Investor Relations
Phone: 503-464-8693	Phone: 503-464-7395

Portland General Electric Reports
Third Quarter 2011 Financial Results

Portland, Ore, November 3, 2011 — Portland General Electric Company (NYSE: POR) today reported net income of $27 million, or $0.36 per diluted share, for the third quarter of 2011, compared to $49 million, or $0.65 per diluted share, for the third quarter of 2010, a decrease of $22 million, or 45%. For the nine months ended September 30, 2011, net income was $118 million, or $1.57 per diluted share, compared to $100 million, or $1.32 per diluted share, for the nine months ended September 30, 2010, an increase of $18 million, or 18%.

Retail revenues decreased $21 million, or 5%, in the third quarter of 2011 compared to the third quarter of 2010 resulting from an estimated collection from customers recorded in the third quarter of 2010 of $20 million related to the regulatory treatment of income taxes (SB 408), as well as an $18 million decrease related to certain regulatory items. Such items were offset by a $14 million or 4% increase in average retail prices primarily driven by the 2011 General Rate Case and the recovery of the Company’s Boardman coal plant over a shortened operating life, which became effective July 1, 2011. Additionally, retail energy deliveries increased $5 million or 1% in the third quarter of 2011 compared to the third quarter of 2010 as the result of increased production by certain customers in the industrial sector, offset by the effects of customers’ energy efficiency efforts.

Purchased power and fuel expense decreased $21 million, or 10%, in the third quarter of 2011 compared to the third quarter of 2010 primarily from a 12% decrease in average variable power cost. Such decrease was driven by favorable hydro conditions in 2011, which resulted in an abundant supply of power from hydroelectric projects in the region and contributed to lower wholesale power prices. Energy received from hydroelectric resources increased 24% in the third quarter of 2011 compared to the third quarter of 2010, and was 16% above normal, compared to 9% below normal in the third quarter of 2010. Lower-cost power purchased in the wholesale market and increased power provided by the Company’s hydro resources economically displaced a significant amount of PGE’s thermal generation. As a result, thermal generation represented 35% of PGE’s total system load in the third quarter of 2011, compared to 50% in the third quarter of 2010.

Retail revenues increased $26 million, or 2% in the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 primarily due to a 4% increase in retail energy deliveries resulting from cooler weather, increased production in the paper and technology sectors, and an overall increase in the number of customers. For the nine months ended September 30, 2011, purchased power and fuel expense decreased $68 million, or 11%, compared to the similar period of 2010 based on a 13% decrease in average variable power cost. The decrease in the average variable power cost was driven primarily by favorable hydro conditions in 2011, with hydroelectric energy received during the nine months ended September 30, 2011 exceeding the comparable period of 2010 by 26% and ‘normal’ by 17%. As of September 30, 2011, PGE has recorded an estimated refund to customers of $17 million pursuant to the Company’s power cost adjustment mechanism (PCAM), as actual net variable power costs were below baseline net variable power costs by approximately $36 million.

“We continued to see excellent operational performance in the third quarter, with strong reliability metrics and high generation plant availability combined with lower-than-expected power costs,” said Jim Piro, President and Chief Executive Officer. “Looking forward, we continue to put a special emphasis on improvements and sustainable cost efficiencies for the long term, while remaining focused on implementation of our resource plan, including acquisition of new power supply resources as well as ongoing planning and permitting of the Cascade Crossing transmission project.”

Recent Events

•
On October 5, 2011, the White House announced a coordinated interagency process to facilitate the permitting and construction of seven proposed electric transmission lines, including PGE’s proposed Cascade Crossing Transmission Project, a 210-mile, 500kV transmission system that would run from Boardman to Salem. This move is expected to give greater certainty to PGE’s proposed schedule, which calls for the project to be in service in late 2016 or early 2017. The project would help meet Oregon’s growing needs, enhance reliability of the regional grid, and provide connection to renewable and thermal generating resources east of the Cascades. It is expected to create hundreds of construction and operating jobs.

•
On September 27, 2011, the Public Utility Commission of Oregon (OPUC) issued an order that directed PGE to combine separate requests for proposals (RFPs) planned for capacity and energy resources into a single, combined RFP. The Company now anticipates issuing two RFPs, one for capacity and energy resources and one for renewable resources. These RFPs are expected to be issued in 2012 pursuant to PGE’s acknowledged 2009 Integrated Resource Plan.

•
On August 23, 2011, PGE, along with the Oregon Department of Transportation, broke ground on a 1.75 megawatt solar project, which is expected to generate up to 2 million kilowatt hours per year of renewable energy. The estimated cost of the solar highway project is $10 million, which is expected to go online in January 2012.

Third Quarter Operating Results

•
Total revenues decreased $25 million, or 5%, in the third quarter of 2011 compared to the third quarter of 2010, primarily due to a $21 million, or 5%, decrease in Retail revenues. The decrease in Retail revenues primarily resulted from the net effect of the following:

◦
A $20 million decrease related to the regulatory treatment of income taxes (SB 408). Based on the rules in effect at the time, an estimated collection from customers of $20 million was recorded in the third quarter of 2010. Such estimated collection from customers was reversed in the fourth quarter of 2010 when it became evident that the rules of SB 408 were likely to change. In May 2011, statutes governing the annual adjustment of the regulatory treatment of income taxes were repealed effective for 2010 and thereafter;

◦
A $14 million decrease related to the $8 million accrual of revenue requirements for Biglow Canyon under the 2010 Renewal Adjustment Clause and the $6 million reversal of a regulatory liability for customer refunds related to the 2005 Oregon Tax Kicker during the third quarter of 2010;

◦	A $4 million decrease related to an estimated future refund to customers recorded in the third quarter of 2011 pursuant to the PCAM, while no amounts were recorded in 2010;

◦
A $14 million increase related to higher average retail prices resulting primarily from the 3.9% overall increase authorized in the Company’s 2011 General Rate Case, which became effective January 1, 2011, and an increase for the recovery of Boardman over a shortened operating life; and

◦
A $5 million increase related to the volume of retail energy sold. During the third quarter of 2011, with energy deliveries to industrial and commercial customers combined increasing 2% compared to the third quarter of 2010 primarily resulting from increased demand by certain customers in the paper production sector, which was partially offset by a 2% decrease in average energy use per residential customer.

•
Purchased power and fuel expense decreased $21 million, or 10%, in the third quarter of 2011 compared to the third quarter of 2010, consisting of a 12% decrease in average variable power cost partially offset by a 2% increase in total system load. The average variable power cost decreased to $33.49 per MWh in the third quarter of 2011 from $38.12 per MWh in the third quarter of 2010. Energy received from hydro resources increased 24% from the third quarter of 2010 and was approximately 16% above normal in the third quarter of 2011, compared to 9% below normal in the third quarter of 2010.

•
Production and distribution expense increased $8 million, or 19%, in the third quarter of 2011 compared to the third quarter of 2010. This increase was primarily driven by increased planned operating and maintenance expenses at PGE’s thermal generating plants and higher delivery system expenses.

•
Administrative and other expense increased $8 million, or 17%, in the third quarter of 2011 compared to the third quarter of 2010 largely due to higher employee benefits expenses and increased incentive compensation, related to an improvement in projected corporate financial performance for 2011, as well as an increase in legal fees.

•
Other income (expense), net was $(3) million in the third quarter of 2011 compared to $7 million in the third quarter of 2010, primarily driven by a $4 million loss recorded in the third quarter of 2011 related to a decrease in the fair value of the non-qualified benefit plan trust assets, compared to a $3 million gain recorded in the third quarter of 2010.

2011 Earnings Guidance

PGE reaffirms 2011 earnings guidance, which is estimated to range from $1.90 to $2.05 per diluted share.

Third Quarter 2011 Earnings Call and Web cast — November 3, 2011

PGE will host a conference call with financial analysts and investors on Thursday, November 3, 2011, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Thursday, November 3, 2011 through Thursday, November 10, 2011.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 825,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions, thermal plant operations, and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan, including requests for proposals issued pursuant to the IRP with respect to new energy resources; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; regulatory actions with respect to recovery of power costs and capital investments; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues, net	$439	$464	$1,334	$1,328
Operating expenses:
Purchased power and fuel	182	203	545	613
Production and distribution	50	42	147	127
Administrative and other	55	47	158	140
Depreciation and amortization	59	59	170	173
Taxes other than income taxes	25	23	74	67
Total operating expenses	371	374	1,094	1,120
Income from operations	68	90	240	208
Other income (expense):
Allowance for equity funds used during construction	1	4	3	12
Miscellaneous income (expense), net	(4)	3	(1)	1
Other income (expense), net	(3)	7	2	13
Interest expense	27	27	82	82
Income before income taxes	38	70	160	139
Income taxes	11	22	42	40
Net income	27	48	118	99
Less: net loss attributable to noncontrolling interests	—	(1)	—	(1)
Net income attributable to Portland General Electric Company	$27	$49	$118	$100

Weighted-average shares outstanding (in thousands):
Basic	75,342	75,295	75,329	75,267
Diluted	75,358	75,311	75,345	75,282
Earnings per share:
Basic	$0.36	$0.65	$1.57	$1.32
Diluted	$0.36	$0.65	$1.57	$1.32
Dividends declared per common share	$0.265	$0.260	$0.790	$0.775

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	97	$4
Accounts receivable, net	136	137
Unbilled revenues	72	93
Inventories	69	56
Margin deposits	83	83
Regulatory assets - current	208	221
Other current assets	75	67
Total current assets	740	661
Electric utility plant, net	4,255	4,133
Regulatory assets - noncurrent	481	544
Non-qualified benefit plan trust	36	44
Nuclear decommissioning trust	37	34
Other noncurrent assets	62	75
Total assets	$5,611	$5,491

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	172	$169
Liabilities from price risk management activities - current	196	188
Short-term debt	—	19
Current portion of long-term debt	—	10
Regulatory liabilities - current	12	25
Other current liabilities	131	78
Total current liabilities	511	489
Long-term debt, net of current portion	1,798	1,798
Regulatory liabilities - noncurrent	712	657
Deferred income taxes	480	445
Liabilities from price risk management activities - noncurrent	147	188
Unfunded status of pension and postretirement plans	102	140
Non-qualified benefit plan liabilities	99	97
Other noncurrent liabilities	106	78
Total liabilities	3,955	3,892
Total equity	1,656	1,599
Total liabilities and equity	$5,611	$5,491

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$118	$99
Depreciation and amortization	170	173
Other non-cash items, net included in Net income	109	55
Changes in working capital	46	35
Contribution to pension plan and voluntary employees’ beneficiary association trust	(40)	(30)
Other, net	(4)	(15)
Net cash provided by operating activities	399	317
Cash flows from investing activities:
Capital expenditures	(215)	(384)
Other, net	1	20
Net cash used in investing activities	(214)	(364)
Cash flows from financing activities:
Net (payments) issuances of long-term debt, net of issuance costs	(10)	61
Net (payments) issuances of short-term debt and commercial paper	(19)	20
Dividends paid	(59)	(58)
Noncontrolling interests’ capital distributions	(4)	—
Net cash (used in) provided by financing activities	(92)	23
Change in cash and cash equivalents	93	(24)
Cash and cash equivalents, beginning of period	4	31
Cash and cash equivalents, end of period	$97	$7

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues (dollars in millions):
Retail:
Residential	$184	$176	$635	$578
Commercial	167	158	474	447
Industrial	59	57	168	161
Subtotal	410	391	1,277	1,186
Other accrued revenues	(4)	36	(18)	47
Total retail revenues	406	427	1,259	1,233
Wholesale revenues	24	27	49	69
Other operating revenues	9	10	26	26
Total revenues	$439	$464	$1,334	$1,328

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,598	1,626	5,604	5,357
Commercial	1,879	1,865	5,297	5,177
Industrial	931	865	2,667	2,395
Total retail energy sales	4,408	4,356	13,568	12,929
Delivery to direct access customers:
Commercial	91	85	263	251
Industrial	158	180	489	532
	249	265	752	783
Total retail energy sales and deliveries	4,657	4,621	14,320	13,712
Wholesale energy deliveries	780	721	1,848	2,115
Total energy sold and delivered	5,437	5,342	16,168	15,827

Number of retail customers at end of period:
Residential			719,993	718,351
Commercial			104,341	103,590
Industrial			237	249
Direct access			246	217
Total retail customers			824,817	822,407

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,200	1,374	2,708	3,604
Natural gas	723	1,279	1,058	3,164
Total thermal	1,923	2,653	3,766	6,768
Hydro	345	338	1,524	1,355
Wind	379	301	1,025	662
Total generation	2,647	3,292	6,315	8,785
Purchased power:
Term	1,337	491	5,057	2,960
Hydro	766	558	2,489	1,824
Wind	95	84	203	234
Spot	617	911	2,200	2,127
Total purchased power	2,815	2,044	9,949	7,145
Total system load	5,462	5,336	16,264	15,930
Less: wholesale sales	(780)	(721)	(1,848)	(2,115)
Retail load requirement	4,682	4,615	14,416	13,815

	Heating Degree-days		Cooling Degree-days
	2011	2010	2011	2010
1st Quarter	1,974	1,629	—	—
Average	1,845	1,849	—	—
2nd Quarter	946	861	16	18
Average	698	684	69	73
3rd Quarter	51	117	346	296
Average	87	82	393	398
Year-to-date	2,971	2,607	362	314
Year-to-date average	2,630	2,615	462	471
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).